Exhibit 99.4

Consent of Person Named as About to Become Director

In accordance with Rule 438 under the Securities Act of 1933, as amended, each of the undersigned hereby consents to being named as a person who is anticipated to become a director of Blue Ridge Bankshares, Inc. (“Blue Ridge”) following the consummation of the merger of Bay Banks of Virginia, Inc. (“Bay Banks”) with and into Blue Ridge in accordance with the Agreement and Plan of Reorganization, dated as of August 12, 2020, as amended on November 6, 2020, between Blue Ridge and Bay Banks, including the related Plan of Merger, as described in the joint proxy statement/prospectus, which forms a part of the Registration Statement on Form S-4 of Blue Ridge, and any amendment or supplement thereto (the “Registration Statement”), and to the filing of this consent as an exhibit to the Registration Statement.

Signature	Date

/s/ Elizabeth H. Crowther	December 9, 2020
Elizabeth H. Crowther

/s/ Richard A. Farmar, III	December 9, 2020
Richard A. Farmar, III

/s/ Julien G. Patterson	December 9, 2020
Julien G. Patterson

/s/ Randolph N. Reynolds, Jr.	December 9, 2020
Randolph N. Reynolds, Jr.

/s/ Vance H. Spilman	December 9, 2020
Vance H. Spilman